Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of May 18, 2005, by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), and J.P. Morgan Trust Company, National Association (formerly, Chase Manhattan Bank and Trust Company, National Association), as trustee (the “Trustee”). Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Indenture (as defined herein).

RECITALS

A. Pursuant to that certain Indenture (the “Indenture”), dated as of January 13, 1999, by and between the Company and the Trustee, the Company issued and sold $15,000,000 in aggregate principal amount outstanding of the 9.75% Notes due 2008; $20,000,000 in aggregate principal amount outstanding of the 7.92% Notes due 2009; $5,000,000 in aggregate principal amount outstanding of the 8.55% Notes due 2009; and $100,000,000 in aggregate principal amount outstanding of the 8.25% Notes due 2012 (collectively, the “Series D Notes”).

B. The Company desires to sell additional securities pursuant to the Indenture, which securities shall be one or more separate and distinct series from the Series D Notes and referred to herein as the “Future Securities” and shall include the 6.00% Notes due 2015.

C. The Indenture currently prohibits the Company from subjecting its Property or assets to Liens, except Liens that do not in the aggregate exceed 10% of Consolidated Net Tangible Assets of the Company, pursuant to Section 1007 of the Indenture.

D. The Indenture currently limits the Company’s incurrence of Senior Debt and Non-Recourse Debt pursuant to Section 1009 of the Indenture.

E. The Company desires to amend the Indenture to enhance the Company’s financial flexibility and enable the Company to more efficiently access debt capital.

F. The amendments to the Indenture set forth in this First Supplemental Indenture are included solely for the benefit of the Holders of the Future Securities, including the Holders of the 6.00% Notes due 2015 (collectively, the “Future Security Holders”), and no amendment set forth herein shall affect the rights and privileges of the Holders of the Series D Notes (the “Series D Holders”).

G. In accordance with Section 901 of the Indenture, the Board of Directors of the Company has authorized the amendment to Sections 101, 1007, 1009 and 1010 and the addition of Sections 1011, 1012 and 1013 to the Indenture set forth in this First Supplemental Indenture.

H. The Company and the Trustee now desire to amend, modify and supplement the Indenture solely for the benefit of the Future Security Holders, in the respects hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants herein contained, the parties hereto make this First Supplemental Indenture intending to be legally bound hereby.

Section 1. Incorporation of the Indenture; Exclusion of the Series D Holders. Except as specifically amended hereby, the terms and conditions of the Indenture remain in full force and effect as if fully rewritten herein. Except as expressly set forth herein, the Indenture shall remain unchanged. The amendments to the Indenture set forth herein are included solely for the benefit of the Future Security Holders, and no amendment set forth herein shall affect the rights and privileges of the Series D Holders.

Section 2. Section 101 of the Indenture.

2.1 Section 101 of the Indenture is hereby amended solely for the benefit of the Future Security Holders by deleting the defined term “Lien” in its entirety and inserting in lieu thereof the following text:

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and all other title exceptions and encumbrances affecting Property, but will not apply to (1) any liens securing the performance of any contract or undertaking of the Company not directly or indirectly in connection with the borrowing of Money, obtaining of advances or credit or the securing of debts, if made and continuing in the ordinary course of business, (2) any lien in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance, or other payments pursuant to any contract or provision of any statute, (3) mechanics’, materialmen’s, carriers’, or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith, (4) any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license, (5) any liens for taxes, assessments or governmental charges or levies not yet delinquent, or liens for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith, (6) liens (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and in the case of judgment liens, execution thereof is stayed, and (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses (1) to (6) inclusive; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the Property which secured the charge or lien so extended, renewed or replaced (plus improvements on such Property). For all purposes of this Indenture, the Company shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

2.2 Section 101 of the Indenture is hereby amended solely for the benefit of the Future Security Holders to include the following additional defined terms:

“EBITDA” means, for any period, with respect to the Company and its Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles, the sum of net income (or net loss) for such period plus, the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss) and (e) any noncash charge resulting from a change in accounting principles; provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains and without taking into account any provision for gains, losses or impairments on properties.

“Funded Indebtedness”, when used with respect to any Person, means as of any date of determination thereof, (i) its Indebtedness, determined in accordance with generally accepted accounting principles, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, and (ii) the current portion of all such Indebtedness.

“Indebtedness”, when used with respect to any Person, means all Debt incurred by such Person.

“Interest Coverage Ratio” as of any date means the ratio of (a) EBITDA to (b) Interest Expense; all of the foregoing calculated by reference to the immediately preceding four fiscal quarters of the Company most recently ended prior to such date of determination.

“Interest Expense” means, for any period, with respect to the Company and its Subsidiaries on a consolidated basis, the sum of all interest in respect of Indebtedness of the Company accrued during such period.

“Total Assets” means, on any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding intangibles).

“Total Unencumbered Assets” means, on any date, the sum of (i) the value of those Undepreciated Real Estate Assets that are not subject to any Lien which secures Indebtedness for borrowed money of any of the Company and its Subsidiaries and (ii) the value of all other assets of the Company and its Subsidiaries not subject to any Lien securing Indebtedness for borrowed money of any of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding intangibles) after eliminating intercompany accounts and transactions.

“Undepreciated Real Estate Assets” means, on any date, the cost (original cost plus capital improvements) of any real estate assets of the Company and its Subsidiaries, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

“Unsecured Debt” means, Funded Indebtedness less Indebtedness secured by Liens on the Property or assets of the Company and its Subsidiaries.

Section 3. Section 902 of the Indenture. Section 902 of the Indenture is hereby amended solely for the benefit of the Future Security Holders by deleting from the lead-in sentence the phrase “not less than 66 2/3%” and inserting in lieu thereof the phrase “at least a majority.”

Section 4. Section 1007 of the Indenture. Section 1007 of the Indenture is hereby amended solely for the benefit of the Future Security Holders by deleting the text of said section in its entirety and inserting in lieu thereof the following text:

SECTION 1007. Limitation on Liens.

The Company will not pledge or otherwise subject to any Lien, any of its Property or assets; provided, however, that such covenant will not apply to Liens securing obligations which do not in the aggregate at any one time outstanding exceed 40% of the sum of (i) the Total Assets of the Company and its consolidated Subsidiaries as of the end of the calendar year or quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Liens and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens.

Section 5. Section 1009 of the Indenture. Section 1009 of the Indenture is hereby amended solely for the benefit of the Future Security Holders by deleting the text of said section in its entirety and inserting in lieu thereof the following text:

SECTION 1009. RESERVED.

Section 6. Section 1010 of the Indenture. Section 1010 of the Indenture is hereby amended solely for the benefit of the Future Security Holders by deleting the text of said section in its entirety and inserting in lieu thereof the following text:

SECTION 1010. Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 1004 to 1008, inclusive, and Sections 1011 to 1013, inclusive, with respect to the Securities of any series if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Securities of such series shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to waive compliance with any term, provision or condition referred to in the immediately preceding paragraph. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to waive compliance with any such term, provision or condition, whether or not such Holders remain Holders after such record date; provided, that unless such requisite percentage in principal amount shall have been obtained prior to the date which is 90 days after such record date, any such waiver previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

Section 7. Section 1011 of the Indenture. Section 1011 is hereby added to the Indenture solely for the benefit of the Future Security Holders by inserting the following text:

SECTION 1011. Limitation on Total Encumbered Assets.

The Company will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

Section 8. Section 1012 of the Indenture. Section 1012 is hereby added to the Indenture solely for the benefit of the Future Security Holders by inserting the following text:

SECTION 1012. Limitation on Indebtedness.

The Company will not create, assume, incur, or otherwise become liable in respect of, any Indebtedness if the aggregate outstanding principal amount of Indebtedness of the Company and its consolidated Subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (i) the Total Assets of the Company and its consolidated subsidiaries as of the end of the calendar year or quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

Section 9. Section 1013 of the Indenture. Section 1013 is hereby added to the Indenture solely for the benefit of the Future Security Holders by inserting the following text:

SECTION 1013. Interest Coverage Ratio.

The Company will not incur any Indebtedness if, on a consolidated basis, the Interest Coverage Ratio on the date on which such additional Indebtedness is to be incurred, on a pro forma basis, after giving effect to the incurrence of such Indebtedness and to the application of the proceeds thereof, would have been less than 1.50 to 1.00.

Section 10. Effectiveness. This First Supplemental Indenture shall become effective as of the date first written above.

Section 11. Counterparts. This First Supplemental Indenture may be executed on several counterparts, each of which shall be deemed to be an original but such counterparts shall constitute but one and the same instrument.

Section 12. Headings. The Section references herein are for convenience of reference only and shall not affect construction hereof.

Section 13. Governing Law. This First Supplemental Indenture and the Future Securities shall be governed by and construed in accordance with the laws of the State of New York.

Section 14. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with any duties under any required provision of the Trust Indenture Act imposed hereon by Section 318(c) thereof, such required provision shall control.

Section 15. Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, (ii) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (iii) the proper authorization hereto by the Company by corporate action or otherwise, (iv) the due execution hereto by the Company, or (v) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their duly authorized officers and attested, all as of the day and year first written above.

NATIONWIDE HEALTH PROPERTIES, INC.

By:	/S/ DOUGLAS M. PASQUALE
Douglas M. Pasquale
President and Chief Executive Officer

Attest:

By:	/S/ ABDO H. KHOURY
Abdo H. Khoury
Senior Vice President, Acting Chief Financial Officer
and Assistant Secretary

Trustee,

J.P. MORGAN TRUST COMPANY,
NATIONAL ASSOCIATION

By:	/S/ MARY JANE HENSON
Name: Mary Jane Henson
Title: Vice President

Attest:

By:	/S/ REBECCA A. NEWMAN
Name: Rebecca A. Newman
Title: Vice President

S-1

NATIONWIDE HEALTH PROPERTIES, INC.,

Issuer

-and-

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 18, 2005